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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NaviSite, Inc.:

      We consent to the incorporation by reference in this Registration Statement on Form S-3 of NaviSite, Inc. of our report dated November 1, 2004 with respect to the consolidated balance sheets of NaviSite, Inc. and Subsidiaries (the Company) as of July 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders equity (deficit), and cash flows for each of the fiscal years in the three-year period ended July 31, 2004 and our report dated November 1, 2004 relating to the consolidated financial statement schedule, which reports appear in the Company's Form 10-K for the fiscal year ended July 31, 2004; and to the reference of our firm under the heading "Experts" in this registration statement.

      Our report dated November 1, 2004 with respect to the consolidated balance sheets of the Company as of July 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders equity (deficit), and cash flows for each of the fiscal years in the three-year period ended July 31, 2004 contains an explanatory paragraph that states that the Company has incurred losses from operations since inception and has an accumulated deficit and that those factors, among others discussed in Note 3 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP
Boston, Massachusetts
December 16, 2004